Exhibit 8.2

[Letterhead of Kirkland & Ellis LLP]

June 11, 2014

UWW Holdings, Inc.

6600 Governors Lake Parkway

Norcross, GA 30071

Ladies and Gentlemen:

We have acted as counsel to UWW Holdings, Inc., a Delaware corporation (“UWWH”), in connection with (i) the proposed merger of UWWH with and into Veritiv Corporation, a Delaware corporation (“SpinCo”), with SpinCo continuing as the surviving corporation (the “Merger”), occurring pursuant to the Agreement and Plan of Merger, dated January 28, 2014 (the “Merger Agreement”), by and among International Paper Company, a New York corporation (“IP”), SpinCo, a direct, wholly-owned subsidiary of IP, xpedx Intermediate, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of IP (“xpedx Intermediate”), xpedx, LLC, a New York limited liability company and a direct, wholly-owned subsidiary of IP (“xpedx”), UWW Holdings, LLC, a Delaware limited liability company (the “UWWH Stockholder”), UWWH, a direct, wholly-owned subsidiary of the UWWH Stockholder, and Unisource Worldwide, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of UWWH (“Unisource”), and (ii) immediately following the Merger, the proposed merger of xpedx Intermediate with and into Unisource, with Unisource as the surviving corporation (the “Subsidiary Merger”), occurring pursuant to the Merger Agreement. Prior to consummating the Merger and pursuant to the Contribution and Distribution Agreement, dated January 28, 2014 (the “Distribution Agreement”), by and among IP, SpinCo, UWWH and the UWWH Stockholder, IP will transfer certain assets to a subsidiary of SpinCo and subsequently distribute all of the shares of SpinCo Common Stock outstanding prior to the Merger to holders of IP Common Stock on a pro rata basis (the foregoing transactions and the other transactions contemplated by the Merger Agreement and the Distribution Agreement, the “Transactions”). At your request, and in connection with the effectiveness of the registration statement on Form S -1 relating to the Transactions (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger and the Subsidiary Merger. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Merger Agreement and any reference herein to any document includes a reference to any exhibit, appendix, or similar attachment thereto.

In providing our opinion, we have examined the Merger Agreement, the Distribution Agreement, the other Transaction Agreements, a partially redacted version of the ruling request, which was filed with the Internal Revenue Service on August 23, 2013 in connection with the Transactions, and all versions of supplemental submissions filed in connection therewith (together, the “IRS Ruling Request”), the Registration Statement, and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Transactions and related transactions will be consummated in accordance with the provisions of the Merger Agreement, the Distribution Agreement and the other Transaction Agreements and as described in the Registration Statement and the IRS Ruling Request (and no covenants or conditions described therein

UWWH Holdings, Inc.

June 11, 2014

and affecting this opinion will be waived or modified), (ii) the statements and facts concerning the Transactions and the parties thereto set forth in the Merger Agreement, the Distribution Agreement, the other Transaction Agreements, the Registration Statement and the IRS Ruling Request are true, complete and correct, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by UWWH, SpinCo and IP in their respective representation letters, dated as of the date hereof and delivered to us for purposes of this opinion, are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Effective Time, (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity, (vi) UWWH, Spinco, IP and their respective subsidiaries will treat the Transactions and certain related transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below, and (vii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Distribution Agreement, the other Transaction Agreements, the Registration Statement and the IRS Ruling Request, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service (the “IRS”), and other administrative pronouncements, all as in effect on the date hereof, it is our opinion that for U.S. federal income tax purposes:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and SpinCo and UWWH will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

2.	No gain or loss will be recognized by UWWH on the transfer of its assets to SpinCo and SpinCo’s assumption of UWWH’s liabilities pursuant to the Merger.

3.	The Subsidiary Merger will qualify as a transfer of property to Unisource under Section 351(a) of the Code.

4.	No gain or loss will be recognized by SpinCo on the transfer of xpedx Intermediate’s assets to Unisource and Unisource’s assumption of xpedx Intermediate’s liabilities pursuant to the Subsidiary Merger.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Distribution Agreement, the other Transaction Agreements, the Registration Statement or the IRS Ruling Request other than the opinion set forth above. Our opinion is based on current current U.S. federal income tax law and administrative practice, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform UWWH of any such change or inaccuracy that may occur or come to our attention.

UWWH Holdings, Inc.

June 11, 2014

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP